Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated this 3rd day of February, 2009, pursuant to the provisions of the General Corporation Law of Delaware (the “DGCL”) and the Nevada Revised Statutes (the “NRS”), by and between VeruTEK Technologies, Inc., a Nevada corporation (the “Company”), and VeruTEK Technologies, Inc., a Delaware corporation (the “Surviving Company”).

WITNESSETH:

WHEREAS, the Company is a corporation duly organized and existing under the laws of the State of Nevada and is authorized to issue 150,000,000 shares of common stock, par value $0.001 per share (the “Common Stock of the Company”), and 10,000,000 shares of preferred stock, par value $0.001 per share;

WHEREAS, the Surviving Company is a corporation duly organized and existing under the laws of the State of Delaware, is a wholly owned subsidiary of the Company and, as of the Effective Date (as defined below), will be authorized to issue 150,000,000 shares of common stock, par value $0.001 per share (the “Common Stock of the Surviving Company”), and 10,000,000 shares of preferred stock, par value $0.001 per share;

WHEREAS, the Company desires to merge itself into the Surviving Company;

WHEREAS, the Surviving Company desires that the Company be merged into the Surviving Company; and

WHEREAS, each of the Boards of Directors of the Company and the Surviving Company has adopted resolutions approving the Merger (as defined below) upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the undertakings herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Merger.  On the Effective Date, the Company shall be merged into the Surviving Company pursuant to the provisions of the DGCL and the NRS.  The Surviving Company shall survive the Merger and shall continue to be governed by the laws of the State of Delaware.  The separate corporate existence of the Company shall cease forthwith upon the Effective Date.  The registered agent and address of the registered office of the Surviving Company in Delaware will be Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808.  The merger of the Company into the Surviving Company shall herein be referred to as the “Merger.”

2.           Stockholder Approval.  As soon as practicable after the execution of this Agreement, the Company and the Surviving Company shall, if necessary under the DGCL and the NRS, submit this Agreement to their respective stockholders for approval (the “Stockholder Approvals”).

3.           Closing Conditions.  The obligations of the Company and the Surviving Company to consummate the Merger are subject to (i) receipt of the Stockholder Approvals, (ii) expiration of the time period provided by the NRS for stockholders of the Company to properly exercise dissenters’ rights with respect to the Merger (the “Expiration Date”) and (iii) no holders of shares of Common Stock of the Company having properly exercised dissenters’ rights with respect to the Merger as of the Expiration Date.

4.           Effective Date.  As soon as practicable after the satisfaction or waiver of the last of the conditions set forth in Section 3, duly authorized officers of the Company and the Surviving Company shall execute Articles of Merger and a Certificate of Merger and shall cause such documents to be filed with the Secretary of State of the State of Nevada and the Secretary of State of the State of Delaware, respectively, in accordance with the NRS and the DGCL.  The effective date of the Merger (the “Effective Date”) shall be the date on which the Merger becomes effective under the NRS or the date on which the Merger becomes effective under the DGCL, whichever occurs later.

5.           Common Stock of the Company.  On the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof, each share of Common Stock of the Company issued and outstanding immediately prior thereto shall cease to exist and shall be changed and converted into one fully paid and non-assessable share of Common Stock of the Surviving Company.  The stockholders of the Company are entitled to dissenters’ rights under Section 92A.300 through Section 92A.500 of the NRS.

6.           Common Stock of the Surviving Company.  On the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each share of Common Stock of the Surviving Company owned by the Company immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration and cease to exist.

7.           Options. Each option to acquire shares of Common Stock of the Company outstanding immediately before the Effective Date of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an equivalent option to acquire, upon the same terms and conditions, including the original vesting schedule, the number of shares of Common Stock of the Surviving Company that is equal to the number of shares of Common Stock of the Company that the optionee would have received had the optionee exercised such option in full immediately before the Effective Date (whether or not such option was then exercisable) and the exercise price per share under each such option shall be equal to the exercise price per share thereunder immediately before the Effective Date, unless otherwise provided in the instrument granting such option.

8.           Other Rights.  Any other right, by contract or otherwise, to acquire the shares of Common Stock of the Company outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted and become a right to acquire, upon the same terms and conditions, the number of shares of Common Stock of the Surviving Company that is equal to the number of shares of Common Stock of the Company that the right holder would have received had the right holder exercised such right in full immediately before the Effective Date (whether or not such right was then exercisable) and the exercise price per share under each such right shall be equal to the exercise price per share thereunder immediately before the Effective Date, unless otherwise provided in the instrument granting such right.

9.           Stock Certificates.  On and after the Effective Date, all of the outstanding certificates that prior to that time represented shares of Common Stock of the Company shall be deemed for all purposes to evidence ownership of and to represent shares of Common Stock of the Surviving Company into which the shares of Common Stock of the Company represented by such certificates have been converted as herein provided. The registered owner on the books and records of the Surviving Company or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Company or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of the Surviving Company evidenced by such outstanding certificate as above provided.

10.           Employee Benefit and Compensation Plans.  On the Effective Date, each employee benefit plan, incentive compensation plan and other similar plans to which the Company is a party or to which the Common Stock of the Company is subject (the “Employee Benefit Plans”), shall be assumed by, and continue to be the plan of, the Surviving Company.  To the extent any Employee Benefit Plan provides for the issuance and purchase of, or otherwise relates to, Common Stock of the Company, after the Effective Date, such Employee Benefit Plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, Common Stock of the Surviving Company.

11.           Succession.  On the Effective Date, the Surviving Company shall succeed to all of the rights, privileges, debts, liabilities, powers and property of the Company in the manner of and as more fully set forth in Section 259 of the General Corporation Law of Delaware. Without limiting the foregoing, upon the Effective Date, all property, rights, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of the Company shall be transferred to, vested in and devolved upon the Surviving Company without further act or deed, and all property, rights, and every other interest of the Company and the Surviving Company shall be as effectively the property of the Surviving Company as they were of the Company and the Surviving Company, respectively. All rights of creditors of the Company and all liens and obligations upon any property of the Company shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the Company, including, without limitation, all debts, liabilities, obligations and duties of the Company under its Employee Benefit Plans shall attach to the Surviving Company and may be enforced against it to the same extent as if said debts, liabilities, obligations and duties had been incurred or contracted by it.

12.           Certificate of Incorporation and By-Laws.  The Certificate of Incorporation of the Surviving Company in effect on the Effective Date shall continue to be the Certificate of Incorporation of the Surviving Company until further amended in accordance with the provisions thereof and applicable law. The By-Laws of the Surviving Company in effect on the Effective Date shall continue to be the By-Laws of the Surviving Company until amended in accordance with the provisions thereof and applicable law.

13.           Directors and Officers.  The members of the Board of Directors and the officers of the Company on the Effective Date shall become members of the Board of Directors and the officers, respectively, of the Surviving Company until the expiration of their respective terms of office and until their successors have been elected and qualified.

14.           Termination.  This Agreement may be terminated by either party at any time prior to the Effective Date if any of the conditions set forth in Section 3 is not satisfied as of the Expiration Date.

15.           Further Assurances.  From time to time, as and when required by the Surviving Company or by its successors and assigns, there shall be executed and delivered on behalf of the Company such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Company the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Company, and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Company are fully authorized in the name and on behalf of the Company or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

16.           Abandonment.  At any time prior to the Effective Date, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either the Company or the Surviving Company or both, notwithstanding approval of this Agreement by the stockholders of the Company or the Surviving Company.

17.           Amendment.  This Agreement may be amended by the Boards of Directors of the Company and the Surviving Company at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of this Agreement by the stockholders of either the Company or the Surviving Company shall not (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such corporation, (2) alter or change any term of the Certificate of Incorporation of the Surviving Company to be effected by the Merger or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of the stock of such corporation.

18.           Governing Law.  This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware, except to the extent the laws of Nevada apply to the Merger as mandated by the NRS.

19.           Counterparts.  In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

VERUTEK TECHNOLOGIES, INC. (Delaware)

By:	/s/ John Collins
John Collins
Chief Executive Officer

VERUTEK TECHNOLOGIES, INC. (Nevada)

By:	/s/ John Collins
John Collins
President and Chief Executive Officer